Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated July 20, 2006 relating to the consolidated statements of operations, of cash flows and of shareholders’ deficit, member’s interest and comprehensive income (loss) for the period from January 1, 2003 through March 31, 2003 of Enterprise NewsMedia, Inc. and our report dated July 20, 2006 relating to the consolidated statements of operations, of cash flows and of shareholders’ deficit, member’s interest, and comprehensive income (loss) for the period from April 1, 2003 through December 31, 2003 of Enterprise NewsMedia, LLC, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 25, 2006